Exhibit 7.11

Lock-Up Agreement

May 16, 2023

BofA Securities, Inc.

Morgan Stanley & Co. LLC

c/o BofA Securities, Inc.

One Bryant Park New York,

New York 10036

c/o Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Re:	Proposed Offering by Maxeon Solar Technologies, Ltd.

Ladies and Gentlemen:

The undersigned, who is a shareholder or an officer and/or director of Maxeon Solar Technologies, Ltd., a company incorporated under the laws of Singapore (with company registration number 201934268H) (the “Company”), understands that BofA Securities, Inc. (“BofA”) and Morgan Stanley & Co. LLC (“MS”), as representatives of the underwriters named therein, propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with the Company and TotalEnergies Solar INTL SAS (the “Selling Shareholder”) providing for (i) the offering (the “Offering”) of ordinary shares, no par value, of the Company (“Ordinary Shares”) set forth in Schedules A and B thereto and (ii) the grant by the Selling Shareholder to the underwriters, acting severally and not jointly, of the option described in Section 2(b) of the Underwriting Agreement to purchase all or any part of 1,123,500 additional Ordinary Shares. The aforesaid 7,490,000 Ordinary Shares (the “Initial Shares”) to be purchased by the underwriters in the Offering and all or any part of the 1,123,500 Ordinary Shares subject to the option described in Section 2(b) of the Underwriting Agreement (the “Option Shares”) are herein called, collectively, the “Securities.” In recognition of the benefit that such an offering will confer upon the undersigned as a shareholder or an officer and/or director of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each underwriter to be named in the Underwriting Agreement that, during the period beginning on the date thereof and ending on the date that is 60 days thereafter (the “Lock-up Period”), the undersigned will not, without the prior written consent of BofA, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any Ordinary Shares of the Company, or any securities convertible into or exercisable or exchangeable for Ordinary Shares, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or exercise any right with respect to the registration of any of the Lock-up Securities, or file, cause to be filed or cause to be confidentially submitted any registration statement in connection therewith, under the Securities Act of 1933, as amended, (ii) enter into any swap, hedging or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap, hedge or transaction is to be settled by delivery of Ordinary Shares or other securities, in cash or otherwise or (iii) otherwise publicly announce any intention to engage in or cause any action or activity described in clauses (i) or (ii) above. The undersigned acknowledges and agrees that the foregoing precludes the undersigned from engaging in any hedging or other transaction designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition of Ordinary Shares, or any securities convertible into or exercisable or exchangeable for Ordinary Shares, even if any such sale or disposition transaction or transactions would be made or executed by or on behalf of someone other than the undersigned.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer the Lock-Up Securities without the prior written consent of BofA, provided that (1) BofA receives a signed lock-up agreement for the balance of the Lock-Up Period from each donee, trustee, distributee, or transferee, to the extent applicable, (2) any such transfer shall not involve a disposition for value, and (3) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers:

(i) as a bona fide gift or gifts or to a charity or education institution;

(ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin);

(iii) by will or intestate succession to the legal representative, heir, beneficiary or any immediate family of the undersigned;

(iv) to the Company as forfeitures to satisfy tax withholding and remittance obligations of the undersigned in connection with the exercise or vesting of equity awards granted (including by way of “net” or “cashless” exercise or “sell to cover”) pursuant to the Company’s equity incentive plans described in the preliminary prospectus relating to the Offering;

(v) to the undersigned’s affiliates or to any investment fund or other entity controlled or managed by the undersigned, including to the undersigned’s limited partners or stockholders, provided that no filing under the Exchange Act shall be required or shall be voluntarily made during the Lock-Up Period;

(vi) solely by operation of law pursuant to a qualified domestic order or divorce settlement;

(vii) the transfer of Lock-Up Securities pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Ordinary Shares involving a change of control (as defined below) of the Company after the closing of the Offering and approved by the Company’s board of directors; provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the Lock-Up Securities owned by the undersigned shall remain subject to the restrictions contained in this lock-up agreement. For purposes of this clause (xi), “change of control” shall mean the consummation of any bona fide third party tender offer, merger, amalgamation, consolidation or other similar transaction the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of at least 50.1% of total voting power of the voting stock of the Company;

(viii) if the undersigned is a corporation, partnership, limited liability company or other business entity, (A) any transfers of Lock-Up Securities to another corporation, partnership or other business entity that controls, is controlled by or is under common control with the undersigned or (B) distributions of Lock-Up Securities to members, partners or subsidiaries (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended);in each case provided that no filing under the Exchange Act shall be required or shall be voluntarily made during the Lock-Up Period;

(ix) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (vi); or

(x) acquired in open-market transactions after the completion of the Offering.

Notwithstanding anything herein to the contrary, nothing herein shall prevent the undersigned from establishing, modifying or terminating a 10b5-1 trading plan that complies with Rule 10b5-1 under the Exchange Act (“10b5-1 Trading Plan”) so long as there are no sales of Lock-Up Securities under such plan during the Lock-Up Period.

Furthermore, the undersigned may sell Securities of the Company purchased by the undersigned on the open market following the Offering if and only if (i) such sales are not required to be reported in any public report or filing with the Securities and Exchange Commission, or otherwise and (ii) the undersigned does not otherwise voluntarily effect any public filing or report regarding such sales.

The undersigned acknowledges and agrees that the underwriters have not provided any recommendation or investment advice nor have the underwriters solicited any action from the undersigned with respect to the Offering of the Securities and the undersigned has consulted their own legal, accounting, financial, regulatory and tax advisors to the extent deemed appropriate. The undersigned further acknowledges and agrees that, although the underwriters may provide certain Regulation Best Interest and Form CRS disclosures or other related documentation to you in connection with the Offering, the underwriters are not making a recommendation to you to participate in the Offering or sell any Securities at the price determined in the Offering, and nothing set forth in such disclosures or documentation is intended to suggest that any underwriter is making such a recommendation.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.

Notwithstanding anything to the contrary contained herein, this lock-up agreement will automatically terminate and the undersigned will be released from all obligations hereunder upon the earliest to occur, if any, of: (i) if BofA and MS, on behalf of the underwriters named in Schedule A to the Underwriting Agreement, on the one hand, or the Company, on the other hand, informs the other in writing, prior to the execution of the Underwriting Agreement, that it has determined not to proceed with the Offering; (ii) the date the Underwriting Agreement is terminated (other than the provisions thereof which survive termination) prior to payment for and delivery of the Securities to be sold thereunder; or (iii) July 16, 2023, in the event that the Underwriting Agreement has not been executed by such date (provided that the Company may, by written notice to the undersigned prior to such date, extend such date for a period of up to an additional six months).

[Signature Page Follows]

Very truly yours,

Signature:	/s/ Qin Shilong

Print Name:

[Signature Page to Look-Up Agreement]